Exhibit 99.1

AVEO Announces Closing of Private Placement and Amended Term Loan to Fund

Pivotal TIVO-3 Trial and Combination PD-1 Trial of Tivozanib in Renal Cell Cancer

Private Placement Provides Gross Proceeds of Approximately $17 Million;

Amended Term Loan to Provide up to $10 Million in Funding

CAMBRIDGE, Mass. - May 18, 2016 - AVEO Oncology (NASDAQ:AVEO) today announced that it has closed its previously announced private placement of 17,642,482 units, consisting of one share of common stock and a warrant to purchase one share of common stock, at a price of $0.965 per unit, for gross proceeds of approximately $17 million. The transaction was led by New Enterprise Associates and included New Leaf Venture Partners and Perceptive Advisors, among other institutional investors. Certain members of the Company’s management team and Board of Directors also participated in the financing.

Piper Jaffray & Co. served as the exclusive placement agent for the financing.

Concurrent with the closing, the Company also announced that it entered into an amendment to its 2010 loan and security agreement, with Hercules Capital, Inc. Pursuant to the loan amendment, the Company borrowed an additional $5.0 million from Hercules. If specified conditions are met, AVEO may borrow an additional tranche of $5.0 million from Hercules in the first half of 2017 and repayment of principal on AVEO’s loans may be deferred to begin in 2018.

“We expect that proceeds from our private placement and amended loan agreement, together with our existing resources and certain anticipated operational milestone payments, will allow us to fully fund our U.S. tivozanib development strategy, including through at least pivotal Phase 3 TIVO-3 top-line data and a tivozanib-PD-1 inhibitor combination trial,” said Michael Bailey, president and chief executive officer. “Securing funding for these studies, which we look forward to initiating in the near term, represents an important step forward toward our goal of making tivozanib available to patients with renal cell cancer in North America. We also look forward to upcoming decisions on marketing applications in the EU, submitted by our partner EUSA Pharma, and Russia, submitted by our partner Pharmstandard, for tivozanib as a treatment for first line renal cell cancer. We believe that these potential milestones, along with progress in our partnership-driven pipeline, could enable us to create meaningful shareholder value.”

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. AVEO has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock and the shares of common stock issuable upon the exercise of the warrants issued in the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About AVEO

AVEO Oncology (AVEO) is a biopharmaceutical company dedicated to advancing a broad portfolio of targeted therapeutics for oncology and other areas of unmet medical need. The company is focused on developing and commercializing its lead candidate tivozanib, a potent, selective, long half-life inhibitor of vascular endothelial growth factor 1, 2 and 3 receptors, in North America as a treatment for Renal Cell Carcinoma and other cancers. AVEO is leveraging multiple partnerships to develop and commercialize tivozanib in non-oncologic indications worldwide and oncology indications outside of North America, as well as to progress its pipeline of novel therapeutic candidates in cancer and cachexia (wasting syndrome).

AVEO Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others: AVEO’s ability to access additional funds under the Hercules loan agreement and defer repayment; AVEO’s expectation that its existing resources, together with proceeds from the private placement and amended loan agreement, will allow it to fund its U.S pivotal Phase 3 trial of tivozanib at least through top-line data and support a combination trial of tivozanib with a PD-1 inhibitor; AVEO’s goals and objectives for making tivozanib available to renal cell cancer patients in North America; AVEO’s expectations regarding registration decisions in the EU and Russia for tivozanib for first line renal cell cancer; the potential for AVEO to receive a number of partnership-driven and development-related milestone payments; and the potential for AVEO to create meaningful shareholder value in the near- and long-term. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to AVEO’s ability to maintain its third party collaboration agreements, and its ability, and the ability of its licensees, to achieve development and commercialization objectives under these arrangements; AVEO’s ability, and the ability of its licensees, to demonstrate to the satisfaction of applicable regulatory agencies the safety, efficacy and clinically meaningful benefit of AVEO’s product candidates; AVEO’s ability to successfully enroll and complete clinical trials of its product candidates, including its planned TIVO-3 study; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments, expenses and outcomes related to AVEO’s ongoing shareholder litigation; AVEO’s ability to successfully implement its strategic plans; AVEO’s ability to raise the substantial additional funds required to achieve its goals; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” in AVEO’s most recent Annual Report on Form 10-K, its quarterly reports on Form 10-Q and its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments may cause its views to change. While AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date other than the date of this press release.

AVEO Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com

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